Exhibit 10.61

Joint Venture
among
DreamWorks Animation SKG, Inc.,
China Media Capital (Shanghai) Center L.P.,
Shanghai Alliance Investment Ltd.,
Shanghai Media Group and
Other Core Partners

Agreement of Summary of Business Terms
This Agreement of Summary of Business Terms sets forth the principal terms of a proposed joint venture (the “Joint Venture”) to be entered into among DreamWorks Animation SKG, Inc. (“DWA”), China Media Capital (Shanghai) Center L.P. (“CMC”), Shanghai Alliance Investment Ltd., (“SAIL”), Shanghai Media Group (“SMG”) and Other Core Partners (“Others”). The proposed structure of the Joint Venture is set forth on Annex A hereto.
Following the execution and delivery of this Agreement of Summary of Business Terms, the parties will negotiate in good faith to finalize and enter into, as promptly as reasonably practicable, the definitive agreements listed in Annex E hereto (the “Definitive Agreements”), and such other appropriate documentation as may be necessary or advisable in connection herewith, containing the terms set forth in or contemplated by this Agreement of Summary of Business Terms and such other provisions as may be customary for transactions of this type and mutually agreed by the parties.

1. Form of Joint Venture:
1.01. The Joint Venture will be organized under the laws of a jurisdiction to be agreed and in a form to be agreed by the parties in good faith after giving due consideration to tax and other considerations (“Newco”).

2. Purpose; Territory:
2.01. The purpose of the Joint Venture will be to create a leading China-focused family entertainment company engaged in the acquisition, production and distribution of original content originally produced, released or commercially exploited in the Chinese language for China (defined below) and, as provided herein, for the rest of the world, including (i) development, production and distribution of animated and live action motion pictures and television programming, (ii) creation of an internet distribution platform (operated offshore) with original content, (iii) development, production, license and operation of live shows, (iv) development, operation, license and management of theme parks, (v) development, operation, license and management of animation parks, (vi) development, production, license, operation and publication of mobile/online/interactive games and (vii) manufacture, distribution and license of related consumer products (collectively, the “Core Business”). In addition, the Joint Venture shall act as a distributor for certain of DWA’s animated and live action motion pictures on a basis to be agreed upon by the parties (the “Additional Business”).

2.02. The business of the Joint Venture will be conducted in the People’s Republic of China (“China”), with the potential for expansion into other markets in the world as may be approved by the Board of Directors (as defined below) in accordance with Section 15 (the “Territory”).

2.03. If there is an opportunity to exploit any of the Production IP, Ancillary IP, Theme Park IP and Animation Park IP (each defined below and collectively, “Non-Derivative IP”) outside of the Territory, Newco may do so as and to the extent approved by the Board of Directors in accordance with Section 15, and subject to the right of first refusal and matching right of DWA as set forth herein.

2.04. If there is an opportunity to exploit any of the Production Derivative IP, Ancillary Derivative IP, Theme Park Derivative IP or Animation Park Derivative IP (each defined below and collectively, “Derivative IP”) outside of the Territory and DWA elects not to pursue such opportunity on its own, DWA will in good faith consider entering into negotiations with Newco with respect to licensing arrangements to permit Newco to exploit such Derivative IP outside of the Territory on terms to be mutually agreed upon; provided that any such expansion must also be approved by the Board of Directors in accordance with Section 15. If DWA elects to pursue such opportunity on its own, DWA will in good faith enter into negotiations with Newco with respect to the sharing of economic benefits from such exploitation between DWA and Newco.

3. Capital Structure; Principle Holders:
3.01. CMC, SAIL, SMG and Others will form a legal entity organized outside China (the “China Parties Entity” or “CPE”). Upon the execution of the Definitive Agreements (such time, “Closing”), CMC, SAIL, SMG and Others (the “CPE Holders”) will own all of the outstanding equity of CPE (in which CMC, SAIL and SMG will collectively own at least 60% of the equity of CPE) and their respective equity percent ownerships in CPE will be disclosed in the relevant Definitive Agreements. Any changes in the identity of the equity holders of CPE, and any transfers of CPE equity among the CPE Holders, will require prior notice to, and consultation with, the Class B Holder (defined below); provided that any proposed transfer that would violate U.S. law or policy or cause Newco or any Holder to be in violation of U.S. law or policy shall be prohibited.

3.02. CPE and each of the CPE Holders will agree to grant the Class B Holder direct privity with respect to each of the CPE Holders. In addition, each CPE Holder will covenant with Newco to cause CPE to comply with all of CPE's obligations as a Holder (defined below), including by guaranteeing such CPE Holder's pro rata share of the total cash capital commitment of CPE described in Section 4.01.

3.03. Newco will have two classes of common stock denominated as “Class A Stock” and “Class B Stock”:
• Class A Stock will be held by CPE (the “Class A Holder”)
• Class B Stock will be held by DWA (the “Class B Holder”)

3.04. Holders of the Class A Stock and Class B Stock will vote separately on the election of their respective classes of directors, and will have certain specified class voting rights as may be agreed among the parties. Each class of Newco common stock will rank equally and all shares will participate equally in dividends and other distributions by Newco.

3.05. The Class A Holder and Class B Holder are sometimes referred to individually as a “Holder” and collectively as the “Holders”.

4. Cash Investments and Contributions:
4.01. CPE will make the cash capital commitment (a portion of which will be funded at Closing pursuant to Section 13) and the CPE Holders will enable CPE to make the non-cash contributions set forth on Annex B hereto to Newco in exchange for 54.55% of the equity of Newco in the form of Class A Stock.

4.02. DWA will make the cash capital commitment (a portion of which will be funded at Closing pursuant to Section 13) and non-cash contributions in the form of intellectual property, technology and know-how licenses as set forth on Annex C hereto (the “DWA Licensed Contributed IP”) to Newco in exchange for 45.45% of the equity of Newco in the form of Class B Stock. The DWA Licensed Contributed IP will be on preferential terms, which may include royalty-free terms. For the avoidance of doubt, the foregoing licenses of DWA Licensed Contributed IP may be directly from DWA or from one or more subsidiaries of DWA.
As used herein, the DWA Licensed Contributed IP together with any other licenses provided from DWA or any of its subsidiaries to Newco or any of the Subsidiaries (defined below) for certain technology, ideas, know-how or other intellectual property of DWA, are collectively referred to as “DWA Originated IP”.

4.03. Prior to entering into the Definitive Agreements, the non-cash contributions will be identified (including the DWA Licensed Contributed IP).

5. Term:
5.01. The term of the Joint Venture will commence on the date of Closing and will continue in perpetuity unless earlier terminated in accordance with the organizational documents of Newco or as otherwise required by applicable law.

6. Headquarters:	6.01. The headquarters of Newco will be located in Shanghai.

7. Operating Structure:
7.01. Pursuant to the structure set forth on Annex A hereto, Newco will operate through four wholly-owned subsidiaries domiciled outside of China (collectively referred to herein as the “Operating Subsidiaries”):
(a) development and production of animated and live action film and television content, as well as content for newly created internet distribution platform, (the “Production Subsidiary”);
(b) (i) distribution of filmed content, (ii) development, production, license and operation of live shows, (iii) operation, license and management of theme parks, (iv) operation, license and management of animation parks, (v) development, production, license, operation and publication of mobile/online/interactive games and (vi) manufacture, distribution and license of consumer products (the “Ancillary Subsidiary”);
(c) development and operation of theme parks (the “Theme Park Subsidiary”); and
(d) development and operation of animation parks (the “Animation Park Subsidiary”).
7.02. Each Operating Subsidiary will be directly controlled by Newco, in accordance with the governance provisions described in Sections 14-16.
7.03. A wholly-owned subsidiary of DWA may provide consulting and training services to the Operating Subsidiaries and to the Production WFOE, Ancillary WFOE, Theme Park JV and Animation Park JV (each defined below, and together with the Operating Subsidiaries and any other direct or indirect subsidiary of Newco, the “Subsidiaries”).

8. Production Subsidiary:
8.01. Form of Production Subsidiary. The Production Subsidiary will be in the form of a corporation organized under the laws of Hong Kong.
8.02. The Production Subsidiary will set up a wholly-owned subsidiary (organized as a wholly-foreign owned enterprise in China) for purposes of actual on-shore production and development of film and television content, as well as content for an internet distribution platform, in the Territory (the “Production WFOE”).
8.03. CMC, SMG, SAIL and Others will use their respective best efforts to ensure that the Production WFOE obtains all required authorizations, permits and other governmental approvals required for production of film and television content, as well as content for an internet distribution platform (the “Production Approvals”).
8.04. Prior to the Production WFOE having obtained all Production Approvals, the Production WFOE will initially engage in the development of animation technology, pre-production related activities and provision of technical support services.
8.05. The Production WFOE will be indirectly controlled by Newco, in accordance with the governance provisions described in Sections 14-16.
8.06. Newco will provide financing (in the form of equity capital) to the Production Subsidiary. Such financing will be funded by the Production Subsidiary to the Production WFOE, as needed.

8.07. If the Production Approvals are obtained, then all content will be directly produced by the Production WFOE.

8.08. Intellectual Property Licenses. If Newco, the Production Subsidiary or the Production WFOE creates any intellectual property that was generated from, incorporates, is based on, modifies, uses, changes, adds to or is derivative of any DWA Originated IP (the “Production Derivative IP”), the Production Derivative IP shall be owned by DWA, and Newco, the Production Subsidiary or the Production WFOE (as the case may be) will assign the ownership interest, including but not limited to worldwide copyright interests, in the Production Derivative IP to DWA or its nominee. DWA will grant to Newco a perpetual royalty-free license to use the Production Derivative IP in connection with the Core Business in the Territory during the term of the Joint Venture (with the terms and scope of such license to be further specified in the applicable Definitive Agreement).

8.09. All intellectual property created solely by Newco, the Production WFOE or the Production Subsidiary that is not Production Derivative IP (the “Production IP”) will belong solely to Newco, the Production WFOE or the Production Subsidiary (as the case may be) and such entity will own the worldwide copyrights in such work. Newco, the Production WFOE and the Production Subsidiary will give DWA the right of first refusal and matching right with respect to obtaining licenses to exploit the Production IP outside the Territory. Newco, the Production WFOE and the Production Subsidiary will be prohibited from licensing the Production IP to any of the entities set forth on Annex D hereto (the “Prohibited Licensees”) without DWA’s prior written approval.

8.10. Employee Matters. The Definitive Agreements shall set forth employee arrangements, including with respect to any training and consulting services to be provided by a wholly-owned subsidiary of DWA.

9. Ancillary Subsidiary:
9.01. Form of Ancillary Subsidiary. The Ancillary Subsidiary will be in the form of a company organized under the laws of Hong Kong for purposes of taking advantage of the exception under the Hong Kong Closer Economic Partnership Arrangement that permits qualifying foreign businesses to establish wholly-owned entities in China to conduct distribution activities in China (the “CEPA”).  Newco will first acquire a minority interest in a company in Hong Kong that qualifies as a Hong Kong service supplier under CEPA with an option to acquire 100% of the shares of the company concurrently with the establishment of the Ancillary WFOE, and such company will be the Ancillary Subsidiary.  During the period that Newco is a minority holder of the Ancillary Subsidiary, all governance rights of Newco will be exercised by the Board.

9.02. The Ancillary Subsidiary will set up a wholly-owned subsidiary (organized as a wholly-foreign owned enterprise in China) for purposes of doing the businesses in the Territory as specified in Section 7.01(b) (the “Ancillary WFOE”).

9.03. The Ancillary WFOE will be indirectly controlled by Newco, in accordance with the governance provisions described in Sections 14-16.

9.04. Distribution Arrangements. Promptly after the Production WFOE has obtained all Production Approvals, the Ancillary WFOE will enter into a distribution agreement with the Production WFOE, governing the distribution of content produced by the Production WFOE.

In addition, the Ancillary WFOE shall act as a distributor for, and may enter into distribution arrangements regarding, certain of DWA's animated and live action motion pictures on a basis to be mutually agreed upon by DWA and the Ancillary WFOE.

9.05. Intellectual Property Licenses. If the Ancillary Subsidiary or the Ancillary WFOE creates any intellectual property that was generated from, incorporates, is based on, modifies, uses, changes, adds to or is derivative of any DWA Originated IP (“Ancillary Derivative IP”), the Ancillary Derivative IP shall be owned by DWA, and the Ancillary Subsidiary or the Ancillary WFOE (as the case may be) will assign the ownership interest, including but not limited to worldwide copyright interests, in the Ancillary Derivative IP to DWA or its nominee. DWA will grant to Newco a perpetual royalty-free license to use the Ancillary Derivative IP in connection with the Core Business in the Territory during the term of the Joint Venture (with the terms and scope of such license to be further specified in the applicable Definitive Agreement).

9.06. All intellectual property created solely by the Ancillary Subsidiary or the Ancillary WFOE that is not Ancillary Derivative IP (the “Ancillary IP”) will belong solely to the Ancillary Subsidiary or the Ancillary WFOE (as the case may be) and such entity will own the worldwide copyrights in such work. The Ancillary Subsidiary and the Ancillary WFOE will give DWA the right of first refusal and matching right with respect to obtaining licenses to exploit the Ancillary IP outside the Territory. The Ancillary WFOE and the Ancillary Subsidiary will be prohibited from licensing the Ancillary IP to any of the Prohibited Licensees

9.07. Employee Matters.  The Definitive Agreements shall set forth employee arrangements, including with respect to any training and consulting services to be provided by a wholly-owned subsidiary of DWA.

10. Theme Park Subsidiary:	10.01. Form of Theme Park Subsidiary. Parties to discuss the form and jurisdiction of organization of the Theme Park Subsidiary.

10.02. Partnership Arrangements. The Theme Park Subsidiary will enter into a joint venture arrangement with a Chinese company in the form of a Chinese-foreign joint venture company organized under the laws of China for purposes of developing and operating theme parks in the Territory (the “Theme Park JV”). The Theme Park Subsidiary will be a partner of the Theme Park JV and management and operation of the Theme Park JV will be provided by the Ancillary WFOE. The Theme Park JV will be indirectly controlled by Newco, in accordance with the governance provisions described in Sections 14-16.

10.03. Intellectual Property Licenses. If the Theme Park Subsidiary or the Theme Park JV creates any intellectual property that was generated from, incorporates, is based on, modifies, uses, changes, adds to or is derivative of any DWA Originated IP (“Theme Park Derivative IP”), the Theme Park Derivative IP shall be owned by DWA, and the Theme Park Subsidiary or the Theme Park JV (as the case may be) will assign the ownership interest, including but not limited to worldwide copyright interests, in the Theme Park Derivative IP to DWA or its nominee. DWA will grant to Newco a perpetual royalty-free license to use the Theme Park Derivative IP in connection with the Core Business in the Territory during the term of the Joint Venture (with the terms and scope of such license to be further specified in the applicable Definitive Agreement).

10.04. All intellectual property created solely by the Theme Park Subsidiary or the Theme Park JV that is not Theme Park Derivative IP (the “Theme Park IP”) will belong solely to the Theme Park Subsidiary or the Theme Park JV (as the case may be) and such entity will own the worldwide copyrights in such work. The Theme Park Subsidiary and the Theme Park JV will give DWA the right of first refusal and matching right with respect to obtaining licenses to exploit the Theme Park IP outside the Territory. The Theme Park JV and the Theme Park Subsidiary will be prohibited from licensing the Theme Park IP to any of the Prohibited Licensees.

10.05. Employee Matters. The Definitive Agreements shall set forth employee arrangements, including with respect to any training and consulting services to be provided by a wholly-owned subsidiary of DWA.

11. Animation Park Subsidiary:	11.01. Form of Animation Park Subsidiary. The Definitive Agreements shall set forth the form and jurisdiction of organization of the Animation Park Subsidiary.

11.02. Partnership Arrangements. The Production WFOE will discuss with local governmental authorities the establishment of animation parks in China (consisting of, among other things, office space and related campus) for purposes of centralizing the key operations of the Production WFOE in one location and leasing extra office space to third parties. Upon obtaining the requisite approvals, the Animation Park Subsidiary will enter into a joint venture arrangement with a Chinese company in the form of a Chinese-foreign joint venture company for purposes of developing, operating and leasing animation parks in the Territory (the “Animation Park JV”). The Animation Park Subsidiary will be a partner of the Animation Park JV and management and operation of the Animation Park JV will be provided by the Ancillary WFOE. The Animation Park JV will be indirectly controlled by Newco, in accordance with the governance provisions described in Sections 14-16.

11.03. Intellectual Property Licenses. If the Animation Park Subsidiary or the Animation Park JV creates any intellectual property that was generated from, incorporates, is based on, modifies, uses, changes, adds to or is derivative of any DWA Originated IP (the “Animation Park Derivative IP”), the Animation Park Derivative IP shall be owned by DWA, and the Animation Park Subsidiary or the Animation Park JV (as the case may be) will assign the ownership interest, including but not limited to worldwide copyright interests, in the Animation Park Derivative IP to DWA or its nominee. DWA will grant to Newco a perpetual royalty-free license to use the Animation Park Derivative IP in connection with the Core Business in the Territory during the term of the Joint Venture (with the terms and scope of such license to be further specified in the applicable Definitive Agreement).
11.04. All intellectual property created solely by the Animation Park Subsidiary or the Animation Park JV that is not Animation Park Derivative IP (the “Animation Park IP”) will belong solely to the Animation Park Subsidiary or the Animation Park JV (as the case may be) and such entity will own the worldwide copyrights in such work. The Animation Park Subsidiary and the Animation Park JV will give DWA the right of first refusal and matching right with respect to obtaining licenses to exploit the Animation Park IP outside the Territory. The Animation Park JV and the Animation Park Subsidiary will be prohibited from licensing the Animation Park IP to any of the Prohibited Licensees.

11.05. Employee Matters. The Definitive Agreements shall set forth employee arrangements, including with respect to any training and consulting services to be provided by a wholly-owned subsidiary of DWA.

12. Business Plan:
12.01. The business of Newco and the Subsidiaries will be conducted in accordance with a multi-year business plan, which will include a summary operating budget for each fiscal year within such period. The initial business plan of Newco (including the summary operating budgets to be included therein) will be prepared and mutually agreed upon by the Class A Holder and the Class B Holder prior to execution of the Definitive Agreements. Management of Newco will propose to the Board of Directors an updated and revised business plan (including updated summary operating budgets) for Newco at least 60 days prior to the beginning of each fiscal year (the initial business plan and any such updated and revised business plan approved by the Board of Directors, the “Business Plan”).

13. Initial Operating Budget; Annual Operating Budgets:
13.01. Initial Operating Budget. An initial detailed operating budget, which, at a minimum, will describe anticipated revenues, expenditures (capital and operating) and cash requirements for the first two full fiscal years of Newco (and any interim “stub” period) (the “Initial Budget Term”), will be prepared and mutually agreed upon by the Class A Holder and the Class B Holder prior to execution of the Definitive Agreements. It is anticipated that the portion of each Holder’s cash capital commitment (as specified on Annex B and Annex C) required to cover all anticipated expenditures for the first twelve months as set forth in the Initial Operating Budget will be funded at Closing; provided that for the first 24 months, during the period that DWA is funding the development of two pictures, the Class A Holder will fund 85.7% of such capital contributions and the Class B Holder will fund 14.3% of such capital contributions. Subject to the foregoing proviso, the remainder of the Holders’ cash capital commitment (which, for the avoidance of doubt, when combined with the cash capital commitment funded at Closing, will not exceed the total cash capital commitments) will be funded pro rata among the Holders in accordance with their relative cash capital commitments to cover anticipated expenditures in any future Annual Operating Budget (as defined below), with an appropriate “catch up” of funding by the Class B Holder to account for its reduced funding ratio in the first 24 months determined by dividing the remaining Class B Holder cash capital commitment by the remaining Class A Holder cash capital commitment; provided, however, that if at any point the Class A Holder is required to contribute its total cash capital commitment to fund the expenditures of Newco, the Class B Holder will be required to fund the remainder of its cash capital commitment at such time.

13.02. Annual Operating Budget. At the end of the Initial Budget Term and for each subsequent fiscal year, management of Newco will propose to the Board of Directors a detailed operating budget for the following fiscal year at least 60 days prior to the beginning of each subsequent fiscal year (the initial detailed operating budget and each subsequent detailed operating budget approved by the Board of Directors, the “Annual Operating Budget”). The Annual Operating Budget will include budgets for development and production spending, and to the extent a project has been greenlit in accordance with Section 16, will contain adequate funding for such project in accordance with its production budget.

14. Board of Directors:
14.01. General; Number and Appointment of Directors. The business and affairs of Newco and the Subsidiaries will be overseen by a board of directors of Newco composed of five directors (the “Board of Directors”). The Class A Holder will be entitled to appoint three directors (the “Class A Directors”) and the Class B Holder will be entitled to appoint two directors (the “Class B Directors” and together with the Class A Directors, each a “Director”).

14.02. Voting; Quorum. Each Director will be entitled to one vote on all matters to be acted upon by the Board of Directors, except the matters described in Section 16. All decisions by the Board of Directors will require the affirmative vote of at least a majority of the Directors present at a meeting at which a quorum (consisting of a majority of the entire Board of Directors) is present. In addition, the matters listed in Section 15 will require that such majority includes at least one Class A Director and one Class B Director.

14.03. Removal. The Holder(s) that appointed a Director may remove such Director at any time and designate his or her successor. The other Holders will have no right to remove such Director.

15. Matters Requiring Class A and Class B Director Approval:
15.01. None of the following actions may be taken by Newco (or any of the Subsidiaries) without the prior approval of the Board of Directors which must include the affirmative vote of at least one Class A Director and one Class B Director:

• approval or amendment of the Annual Operating Budget;
• approval or amendment of the Business Plan;
• except as contemplated by the then-current Annual Operating Budget, incurring any indebtedness for borrowed money, entering into any guarantee or granting any lien, in each case in excess of $25 million in the aggregate in any fiscal year;
• except as contemplated by the then-current Annual Operating Budget, making any loan or advances to, or investments in, any person or entity that are, in the aggregate, in excess of $25 million in any fiscal year;

• making any unbudgeted capital expenditure (or series of related expenditures) that would result in total capital expenditures in any fiscal year exceeding by 20% or more the amount budgeted for capital expenditures in the Annual Operating Budget for such fiscal year;

• except as contemplated by the then‑current Business Plan, entering into any agreement which (1) has a term of 3 years or more and which cannot be canceled without premium or penalty; (2) requires payments that are, in the aggregate, $5 million or more in any year or $10 million in the aggregate over the term of such agreement; or (3) contains a non-compete, exclusivity, territorial or other restriction on Newco or any Subsidiary for the benefit of any third party;

• adoption of any equity, incentive or bonus plan foremployees;
• except as contemplated by the Annual Operating Budget, entry into any employment arrangement or the granting of compensation awards to any executive officer of Newco;

• appointment of the CEO, CFO, CCO and COO (each defined below) of Newco, and terms of the employment relating thereto;
• selection of the Chairman of the Board of Directors from among the Directors;
• any change in the composition or scope of authority of the Content Committee (as defined below) from that described in Section 16, and any approval of nominees of the CEO to the Content Committee as contemplated in Section 16;

• engagement of Newco or any Subsidiary in any business other than the Core Business and the Additional Business, or any other substantial divergence from the then-current Business Plan through the investment and/or commitment of an amount in excess of $5 million;

• expansion of the definition of the Territory;
• expansion or contraction of the definition of the Core Business;
• any decision to exploit Derivative IP outside of the Territory;
• pursuit of any Greenlight Project that the Board of Director’s believes cannot be pursued due to “political reasons”, the definition of which term will be defined with particularity in the Definitive Agreements;

• selection and design of the Newco brand and trademark, and any material decision regarding the branding or pricing strategy for the content or products that Newco or any Subsidiary creates, produces, manufactures or distributes;

• the licensing or disposition of any material intellectual property owned by Newco or any Subsidiary (other than pursuant to any distribution agreement in place at Closing or as set forth herein);

• entry into, or amendment of, any material distribution agreement for the distribution of film or television content; • the decision to create an internet distribution platform;
• the decision as to the partner, location, size and scope of any theme park project or animation park project;

• issuance, sale by Newco or any Subsidiary, repurchase or retirement of any equity interest in Newco or any Subsidiary or options or rights to acquire equity interests in Newco or any Subsidiary (other than pursuant to any previously approved employee equity incentive plan);

• the listing of Newco or any Subsidiary (or their equity or debt securities) on any securities exchange;
• the timing and structure of an IPO of Newco or any Subsidiary;
• the declaration of dividends or any other distribution (including the distribution of any assets in kind);
• merger or consolidation of Newco or any Subsidiary, or sale (in one or a related series of transactions) of all or substantially all of its assets;

• except as contemplated by the Annual Operating Budget, or with respect to matters overseen by the Content Committee, the sale or acquisition (in one or a related series of transactions) of any assets or businesses not in the ordinary course of business with a value in excess of $10 million;

• appointment or removal of Newco’s independent accountants or auditors, material amendment of accounting methods, material amendment of tax policies or change of the fiscal year of Newco;
• commencement or settlement of any material litigation;

• entering into or amending any agreement or transaction between Newco or any Subsidiary, on the one hand, and any Holder, any CPE Holder or any affiliate of any Holder or any CPE Holder, on the other hand;

• changing the legal name of Newco or any of the Subsidiaries or any name under which Newco or the Subsidiaries do business or brand products;
• dissolution or filing for voluntary bankruptcy of Newco or any Subsidiary; or
• amendment of the organizational documents of Newco or any Subsidiary.

16. Creative Matters:
16.01. Content Committee. The Board of Directors will establish a committee (the “Content Committee”) having the authority described herein. Until Newco and its Subsidiaries have produced and released three Feature Films (as defined below) (the “Milestone”), the Content Committee will be comprised of the Class B Directors or other representatives designated by the Class B Holder (which will constitute a majority of the committee) and other members designated by the Board of Directors.

After the Milestone is achieved, the Content Committee will be comprised of nominees of the CEO, who are approved by the Board of Directors in accordance with Section 15, which nominees must include at least one Class B Director or other representative designated by the Class B Holder.

The Board of Directors will delegate to the Content Committee sole authority to oversee all creative matters relating to Newco and the Subsidiaries, including development and production decisions, branding and distribution strategy, in each case consistent with the limits of the Business Plan and the Annual Operating Budget and subject to the requirements of Section 15. The Content Committee will consult with members of senior management of the business divisions, as appropriate, to solicit their input. In addition, the Content Committee will submit monthly written reports to the Board of Directors and meet with the Board of Directors on a quarterly basis, as to key decisions.

As used herein, a “Feature Film” means a full-length animated film developed and produced solely by the Production WFOE, branded with the Newco brand and trademark (as determined by the Board of Directors in accordance with Section 15), distributed in the Territory solely by the Ancillary WFOE and released theatrically worldwide, including release in China on a major scale consistent with the release of a major film and on a number of screens comparable to the top-five grossing films in China during the twelve-month period prior to such animated film’s release.

16.02. Voting; Quorum. Each member of the Content Committee will be entitled to one vote on all matters to be acted upon by the Content Committee. All decisions by the Content Committee will require the affirmative vote of at least a majority of the members present at a meeting at which a quorum (consisting of a majority of the entire Content Committee) is present, provided that, before the Milestone is achieved, such majority must include the affirmative vote of at least one such Class B Director or other representative designated by the Class B Holder. After the Milestone is achieved, the affirmative vote of at least one such Class B Director or other representative designated by the Class B Holder is not required for the Content Committee’s decisions.

16.03. Film and Television Projects. Consistent with the limits of the Business Plan and the Annual Operating Budget and subject to the requirements of Section 15, the Content Committee will have the exclusive authority to expend development funds and to greenlight each film, television and live entertainment project (the “Greenlight Projects”), provided that:

(a) each Greenlight Project (including any co-production), has an all-in direct cost budget without overhead or interest allocation (prepared in accordance with Newco’s customary budgeting practices) showing that (x) Newco’s share of the budgeted costs does not exceed the amounts agreed to in the Definitive Agreements for a film project, a television project or a live entertainment project, as applicable, and (y) such budgeted costs are consistent with the limits of the Business Plan and the Annual Operating Budget;

(b) the genre of each Greenlight Project is anticipated to be appropriate for a family audience; and

(c) such Greenlight Project does not involve more than the percentage of first-dollar gross payable to third parties agreed to in the Definitive Agreements for a film project or a television project, as applicable.

The approval of both the Content Committee and the Board of Directors will be required to greenlight any Greenlight Project that does not meet the requirements of clauses (a), (b) and (c) above.

16.04. In addition, the approval of both the Content Committee and the Board of Directors will be required for any Greenlight Project if any expenditures relating to property, plant or equipment with respect thereto are above an amount equal to the sum of the net present value of Newco’s rental expenses as set forth in the Business Plan plus 10% of such sum.

16.05.  Distribution. Consistent with the limits of the Business Plan and the Annual Operating Budget and subject to the requirements of Section 15, as well as the terms of any distribution agreement, the Content Committee will have the exclusive authority to make decisions regarding the distribution of Newco film and television content, including decisions as to whether to create an online derivative of such content, and decisions as to marketing, windowing, etc. and as to the expenditure of marketing funds.

16.06. The approval of both the Content Committee and the Board of Directors will be required prior to a change in distribution strategy from that contemplated by the Business Plan that would be expected to result in a material increase in the aggregate amount of distribution expenses in connection with such new distribution strategy over that contemplated in the Annual Operating Budget.

16.07. Internet Distribution Platform. If the Board of Directors approves the launch of an internet distribution platform, then consistent with the limits of the Business Plan and the Annual Operating Budget and subject to the requirements of Section 15, the Content Committee will have the exclusive authority to make decisions as to the design and content of such platform.

16.08. Mobile/Online/Interactive Games and Consumer Products. Consistent with the limits of the Business Plan and the Annual Operating Budget and subject to the requirements of Section 15, the Content Committee will have the exclusive authority to make decisions as to the design, content and exploitation of mobile/online/interactive games and consumer products.

17. Day-to-Day Management; Executive Officers:	17.01. The day-to-day operations of Newco will be conducted by Newco’s management. Newco will be managed on a stand-alone basis in a manner designed to maximize the long-term economic value of Newco.

17.02. Executive Officers. The executive officers of Newco will include a Chief Executive Officer (“CEO”), a Chief Financial Officer (“CFO”), a Chief Creative Officer (“CCO”) and a Chief Operating Officer (“COO”). The initial CEO and CCO will be nominated by the Class B Holder and confirmed by the Class A Holder. The initial Chairman of the Board of Directors, CFO and COO will be nominated by the Class A Holder and confirmed by the Class B Holder. Successors to the initial CEO, CFO, CCO and COO will be designated by the Board of Directors. The Board of Directors will establish the compensation arrangements of all executive officers of Newco.
Any of the CEO, CFO, CCO or COO may be removed at any time by action of the Class A Directors or the Class B Directors (or both).

17.03. Other Officers. The Definitive Agreements shall set forth additional officers (e.g., officers to be appointed by a certain Holder based on the expertise of such Holder).

18. Employees:
18.01. Except as may otherwise be agreed among the parties, all individuals involved in the management and operation of Newco (the “Newco Employees”) will be employees of Newco or its Subsidiaries.
18.02. The Board of Directors will establish compensation arrangements for the Newco Employees, which arrangements may include awards of equity-based compensation in Newco.

19. Impasse:	19.01. The Definitive Agreements shall set forth deadlock provisions, such as:

• provisions to address disagreement over the Annual Operating Budget or the Business Plan (e.g., carry-over budgets with escalators) as well as mechanism for capital calls if there is not an approved annual operating budget;

• whether to provide for designated tiebreaker votes (e.g., a designated director or officer);
• whether to provide for non-binding mediation; and
• whether or not there should be exit rights in the event of unresolved deadlock (see Section 20).

20. Liquidity and Exit Rights:	20.01. The Definitive Agreements shall set forth liquidity and exit rights, such as:

• whether there will be a restricted period (e.g., five or ten years) where there is no pre-agreed ability to trigger: (a) a liquidity event or (b) winding-up of Newco;
• the terms of any demand or piggy back registration rights applicable to the Holders;
• whether there should be a Buy/Sell mechanism to address a serious impasse; and
• whether an impasse over the approval of an Annual Operating Budget should result in an exit mechanism and whether the exit mechanism should be the same as other triggers.

20.02. If there is a Buy/Sell provision discuss:
• what actions or events might trigger a Holder’s exit rights, for example:
– board deadlocks – Newco’s failure to meet certain agreed-upon hurdles – at election of any Holder after a certain number of years – an event of default of a Holder
• mechanics of Buy/Sell provision

21. Transfers of Holder Interests:	21.01. The Definitive Agreements shall set forth transfer restrictions, such as:

• whether there will be a lock-up period for all Holders (e.g., five or ten years);
• whether transfers of shares should be subject to rights of first offer, rights of first refusal, or tag-along rights;
• list of prohibited transferees;
• whether a Holder will be permitted to sell less than its entire stake in Newco to a third party;
• whether Board seats and governance rights will be transferable;
• whether transfers to Holders affiliates which are not wholly owned will be permitted; and
• whether the CPE Holders or DWA will be permitted to bring in minority partners to indirectly monetize their respective holdings in Newco.

22. Contribution by the Holders:
22.01. Each of CPE and DWA will enter into, and consummate the transactions contemplated by, a contribution agreement between such Holder and Newco (each, a “Contribution Agreement”) pursuant to which such Holder will make contributions specified on Annex B and Annex C, respectively, to Newco in exchange for a percentage of equity interests in Newco as set forth in Section 4.

23. Additional Capital Contributions; IPO:
23.01. The parties intend that Newco will be self-funding for the Initial Budget Term (from the initial cash capital contributions). The total cash capital commitment for CPE is specified on Annex B and the total cash capital commitment for DWA is specified on Annex C. Thereafter, in the event that funding is needed for working capital, capital expenditures or otherwise, the parties intend that such requirements will be funded by (i) the incurrence of indebtedness to the extent available on commercially reasonable terms from third parties and/or (ii) raising additional equity capital, in each case as approved by the Board of Directors in accordance with Section 15. If the parties raise additional equity capital, then the Holders will be entitled to customary preemptive rights in connection with such equity issuances.
23.02. The parties agree that if an IPO is undertaken, it will be structured on a tax-efficient basis for the Holders, which may include creating a new IPO vehicle that owns Newco, and permitting the Holders to convert their Newco shares into shares of the IPO vehicle as and when they seek liquidity.

24. Profit Sharing Arrangements:
24.01. To the extent a Holder or an affiliate of a Holder is also a partner in a Subsidiary, a “true up” mechanism may be applicable to ensure distributions by Newco to the Holders take such arrangement and any profit sharing in respect thereof into account.

25. Noncompetition; Exclusivity:
25.01. For as long as CPE and DWA are Holders, each of the ultimate parent entities of CPE and DWA will commit that Newco will be their exclusive vehicle to engage in the “Exclusive Core Business” in the “Exclusive Territory”. If at any time the Board of Directors formally resolves that the Joint Venture will not pursue a particular line of business, such line of business will be excluded from the definition of “Exclusive Core Business”. Parties to further discuss definition and scope of “Exclusive Core Business” and “Exclusive Territory”, as well as additional detail regarding the exclusivity restrictions and appropriate exceptions. It is anticipated that among the exceptions to the exclusivity restrictions will be (x) an ability of the CPE Holders (together with their respective affiliated companies) and DWA (together with its respective affiliated companies) to each collectively own a minority (up to 20% of the equity) and non-controlling investment (where “non-controlling” is defined as having no power to exercise actual or effective control over the operations of the business and no direct participation in the day-to-day management of the business) in businesses with operations in the Exclusive Territory that are competitive with the Exclusive Core Business, except that none of the CPE Holders and DWA may be an investor in any of the entities that are direct competitors with Newco in the Territory (“Direct Competitors”) and (y) appropriate exceptions to make clear that the exclusivity does not apply to restrict non-DWA businesses of an acquiror of DWA or a separate business acquired by DWA after the execution of this agreement. The Definitive Agreements shall set forth a list of the entities that will be classified as Direct Competitors.

26. Termination; Winding Up, Liquidation and Dissolution:
26.01. Neither Holder will be permitted to take any action to dissolve, liquidate, terminate or wind-up Newco or to require apportionment or appraisal of Newco or any of its assets, except as set forth in this Section 26.

26.02. Subject to any restricted period as described in Section 21.01, Newco will dissolve upon the first of the following to occur: (a) the sale of all or substantially all of its assets; (b) the written agreement of all of the Holders; (c) following a serious impasse that has not been resolved through escalation and mediation and which has persisted for at least two annual budget cycles; (d) at the option of the Class A Holder, if the Class B Holder or the parent of the Class B Holder is bankrupt or insolvent; (e) at the option of the Class B Holder, if the Class A Holder, any of the CPE Holders or any parent of the CPE Holders is bankrupt or insolvent; or (f) if a law, regulation or other regulatory issue prevents DWA or the Joint Venture from participating in any Core Business in the manner contemplated by the Business Plan for a period of 24 months or more.

26.03. Parties to discuss inclusion of an “unwind” provision if certain hurdles are not met in specified time periods.

26.04. Upon a dissolution of Newco, all of the business and affairs of Newco will be liquidated and wound up and all licenses granted to Newco or any Subsidiary by the Holders will be terminated. After payment of all debts of Newco, including to any Holder as a creditor, and the expenses of the liquidation, the proceeds of the liquidation will be distributed to each Holder on a pro rata basis in proportion to each Holder’s equity percent ownership in Newco, after deducting from the Class A Holder’s share of such proceeds $30 million reflecting the value of the non-cash contributions of CPE, and from the Class B Holder’s share of such proceeds $100 million, reflecting the value of the DWA Licensed Contributed IP and, if the Class B Holder has not fully caught up on its cash contribution in accordance with the last sentence of Section 13.01, then the amount of any such shortfall.

26.05. Intellectual Property. Notwithstanding the foregoing, upon any dissolution, liquidation or termination of Newco, each Holder will receive a share of the undivided interests in the intellectual property that is owned by Newco on a pro rata basis in proportion to each Holder’s equity percent ownership in Newco. For the avoidance of doubt, this Section 26.05 does not apply to the Production Derivative IP, Ancillary Derivative IP, Theme Park Derivative IP and Animation Park Derivative IP.

27. Financial Reports; Information Rights:
27.01. Newco will deliver to each Holder after the end of each calendar month and fiscal quarter an unaudited income or loss statement, a statement of cash flows and a balance sheet, and such other monthly or quarterly reports as any Holder may reasonably request. After the end of each fiscal year, Newco will deliver to each Holder an income statement, a statement of cash flows, a balance sheet, all of which will be audited and certified by independent certified public accountants selected by the Board of Directors.
In addition, Newco will deliver to each Holder such other information and take such other actions as any Holder may reasonably request for purposes of complying with any legal or regulatory reporting requirement to which such requesting Holder (or its affiliates) are subject.

28. Access and Audit Rights of Holders:	28.01. On reasonable notice, each Holder will have the right to audit and inspect the books and records of Newco.

29. Costs and Expenses:	29.01. Each party will bear its own costs and expenses (including legal fees) related to the transactions contemplated hereunder.

30. U.S. Tax Matters:
30.01. All U.S. tax elections required or permitted to be made by Newco or its Subsidiaries, and all material decisions with respect to the calculation of Newco’s or any Subsidiary’s taxable income or loss for U.S. tax purposes, shall be made in such manner as may be determined by the Class B Holder, and the parties shall cooperate with making any necessary or appropriate U.S. tax filing.

31. Venue; Dispute Resolution:
32.01. Any and all disputes arising out of or relating to any provision of this Agreement of Summary of Business Terms will be resolved exclusively pursuant to arbitration conducted in Hong Kong, held in the English language and administered by the International Chamber of Commerce (“ICC”) or any successor entity thereto, in accordance with the ICC’s Rules of Arbitration.

32. Waiver of Jury Trial:	32.01. Each party irrevocably waives any and all right to trial by jury in any legal proceedings arising out of or relating to this Agreement of Summary of Business Terms.

33. Assignments:
33.01. Neither this Agreement of Summary of Business Terms nor any of the rights, interests or obligations under this Agreement of Summary of Business Terms shall be assigned, in whole or in part, by any party without the prior written consent of the other parties. Any purported assignment without such consent shall be void.

34. Amendments; Waivers:
34.01. Modifications of this Agreement of Summary of Business Terms or waiver of the terms and conditions hereof will not be binding upon any party, unless approved in writing by each party. Each party agrees that no failure or delay by any other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

35. Binding Effect:	35.01. This Agreement of Summary of Business Terms is intended to be a legally binding agreement among the parties.

36. Further Assurances:
36.01. Each party agrees to take such further actions, and to execute and deliver such further agreements or documents (including the Definitive Agreements), as may be necessary or advisable to fully effectuate the purposes of the parties as set forth in this Agreement of Summary of Business Terms.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties have executed this Agreement of Summary of Business Terms on this 17th day of February, 2012.

CHINA MEDIA CAPITAL (SHANGHAI) CENTER L.P.

By:	/s/ Ruigang Li
	Name:	Ruigang Li
	Title:	Chairman

DREAMWORKS ANIMATION SKG, INC.

By:	/s/ Jeffrey Katzenberg
	Name:	Jeffrey Katzenberg
	Title:	Chief Executive Officer

[Signature Page to Agreement of Summary of Business Terms]

SHANGHAI MEDIA GROUP

By:
Name:
Title:

SHANGHAI ALLIANCE INVESTMENT LTD.

By:
Name:
Title:

[Signature Page to Agreement of Summary of Business Terms]

Annex A

CMC/SAIL/SMG/Others "China Party Entity" ("CPE")
DWA
Content Licensing & Distribution Agreement
IP License
Newco
100%
100%
100%
100%
Production Subsidiary
Ancillary Subsidiary (CEPA Status)
Theme Park Subsidiary
Animation Park Subsidiary
Offshore
Onshore
100%
CMC Affiliate (with TV Broadcasting License, ex. SMG)
Broadcasting Agreement
Local Partners
Local Partners
CMC Affiliate (with TV/Film Production License, ex. SMG)
Co-production Agreement
Production WFOE ("Technology Studio")
Content Licensing & Distribution Agreement
Ancillary WFOE (China Listco) 1) Distribution; 2) Consumer Products; 3) Gaming; 4) Live Show; 5) Animation Park Management; 6) Theme Park Management
Theme Park JV Theme Park Development
Animation Park JV Animation Park Development
Gaming
Live Show
Films
TV Programs
Consumer Products
1) DWA US content distribution; 2) Production WFOE content distribution
Management Agreement
Animation Park Management
Animation Park Development
Theme Park Management
Theme Park Development
Management Agreement

Annex B
Assets to be Contributed to Newco by CPE
Subject to the terms and conditions of the Contribution Agreement and the organizational documents of Newco, CPE will make the following total cash commitment to Newco and the CPE Holders will enable CPE to contribute the following assets to Newco at Closing in exchange for a 54.55% interest in Newco.
Total Cash Commitment: $150 million.
Non-Cash Contributions: $30 million of non-cash contributions to be comprised of the list of non-cash contributions set forth in the applicable Definitive Agreements.

B-1

Annex C
Assets to be Contributed to Newco by DWA
Subject to the terms and conditions of the Contribution Agreement and the organizational documents of Newco, DWA will make the following total cash commitment to Newco and contribute the following assets to Newco at Closing in exchange for a 45.45% interest in Newco.
Total Cash Commitment: $50 million.
Non-Cash Contributions: $100 million of non-cash contributions to be comprised of the list of non-cash contributions set forth in the applicable Definitive Agreements.

C-1

Annex D
List of Prohibited Licensees
All major film studios, including:

•	The Walt Disney Company

•	Fox Entertainment Group

•	Time Warner Inc./Warner Bros.

•	Sony Corporation/Sony Pictures

•	Viacom, Inc./Paramount Pictures

•	NBCUniversal, Inc./Universal Studios

D-1

Annex E
DEFINITIVE AGREEMENTS
In connection with establishing and operating the Joint Venture, the parties shall enter into the Definitive Agreements, which will include the following, among other things:

(1)	Joint Venture Agreement by and among the CPE Holders and DWA

(2)	Contribution Agreements by and among Newco, on the one hand, and the CPE Holders and DWA, on the other hand

(3)	License Agreements by and among DWA and certain of the Subsidiaries

(4)	Consulting Agreements by and among DWA and certain of the Subsidiaries

(5)	Training Agreements by and among DWA and certain of the Subsidiaries

(6)	Formation Documents for each of Newco and the Subsidiaries

E-1